Exhibit 10.7
OPERATIONS AGREEMENT

This Operations Agreement (this “Agreement”), dated July 2, 2007, is by and between Cyclone Power Technologies, Inc. (“Cyclone”) and Schoell Marine Inc. (“Schoell”).

WHEREAS, Schoell is an established company which owns the facility located at 601 NE 26th Ct., Pompano Beach, FL 33068 (the “Facility”) where Cyclone is based; and

WHEREAS, Cyclone desires the benefit of the experience, supervision and services of Schoell, and desires to employ its staff to manage Cyclone upon the terms and conditions hereinafter set forth, and Schoell is willing and able to accept such employment on such terms and conditions.

NOW THEREFORE, for good and valuable considerable received by both parties, the parties hereby agree as follows:

1.
Cyclone will pay Schoell a set fee every month for the following services, inclusive of the actual costs of purchased services, parts and materials through its vendors and contractors (the “Base Services”):

Rent at the Facility
Labor (R&D - engineering)
Labor (Clerical and payroll)
Labor (Managerial)
Utilities
Equipment & Tools
Insurance
Internet
Machine Shop Expenses (Outsourced)
Material (Purchased)
Dues & Subscriptions
Miscellaneous

2.
The payment for the Base Services shall be set monthly or at some other regular intervals based upon Cyclone’s requirements for the stated services, materials, vendor work, utilities, rent and other items. As Cyclone is able to establish its own credit, accounts, personnel and other expense items, Cyclone shall pay for these directly and not through Schoell, and as a result, such items will be removed from the list of Base Services provided by Schoell.

3.
If Cyclone is unable to pay for any Base Services rendered by Schoell each month, the balance of such accrued fees shall, at the end of each calendar year, be converted to debt of Cyclone payable on demand of Schoell.

4.
The term of this Agreement shall commence on the date hereof and shall continue for a period of one year, with automatic one-year renewal periods, unless sooner terminated by either party on 30 days written notice; provided, Schoell cannot evict Cyclone from the Facility without providing 180 days notice.

5.
This Agreement shall be governed by the laws of the State of Florida. This Agreement is not transferable by either party without the written consent of the other party. If any section or any portion of any section of this Agreement is determined to be unenforceable or invalid for any reason whatsoever that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid section or portion thereof shall be severed from the remainder of this Agreement.

Cyclone Power Technologies, Inc.		Schoell Marine, Inc.

By:	/s/ Frankie Fruge	By:	/s/ Harry Schoell
	Frankie Fruge, COO		Harry Schoell, President